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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our Report of Independent Public Accountants dated July 31, 1998, except with respect to Note 14 as to which the date is February 10, 1999, on the financial statements of Korn/Ferry International and subsidiaries as of and for the years ended April 30, 1998 and 1997 included in the previously filed registration statement File No. 333-61697 of Korn/Ferry International dated February 10, 1999 and to all references to our Firm included in this registration statement.

                                        /s/ Arthur Andersen L.L.P.

Los Angeles, California
February 23, 1999